EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

GRE EMPIRE TOWERS LP,

a Delaware limited partnership

(“LANDLORD”)

AND

KAISER VENTURES, LLC,

a Delaware limited liability company,

p/k/a Kaiser Resources, Inc.

(“TENANT”)

This Fourth Amendment to Lease Agreement (“Fourth Amendment”), is made as of November 13, 2006 by and between GRE EMPIRE TOWERS LP, a Delaware limited partnership (“Landlord”), and KAISER VENTURES, LLC, a Delaware limited liability company, p/k/a Kaiser Resources, Inc. (“Tenant”).

RECITALS

A. Landlord is the Owner of Empire Towers I located at 3633 E. Inland Empire Boulevard, Ontario, California (“Building”) and is the successor Landlord to Empire Towers I LLC, a California limited liability company, which was the successor Landlord to Lord Baltimore Capital Corporation previously known as American Trading Real Estate Properties, Inc. under that certain Lease Agreement and Addendum thereto dated June 6, 1994 (“Original Lease”), amended by a First Amendment to Lease Agreement dated May 18, 1999 (“First Amendment”), a Second Amendment to Lease Agreement dated September 27, 1999 (“Second Amendment”), and a Third Amendment to Lease Agreement dated February 19, 2002 (“Third Amendment”) (collectively referred to as “Lease Agreement”). Tenant is the Tenant under the Lease Agreement.

B. Landlord and Tenant desire to further amend the Lease Agreement on the terms and conditions provided below.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. INCORPORATION OF RECITALS. All of the recitals set forth above are hereby made an integral part of this Fourth Amendment.

2. DEFINITIONS. All capitalized terms not otherwise defined in this Fourth Amendment herein shall have the meaning ascribed to them in the Lease Agreement.

3. TERM. Notwithstanding any provision to the contrary contained in the Lease Agreement, including, without limitation, Section 3.01 of the Original Lease, Section 3 of the First Amendment, and Section 3 of the Third Amendment, the term of the Lease Agreement for the Premises is hereby extended for a period of twenty-four (24) months commencing September 1, 2007 and expiring August 31, 2009 (“Third Extended Term”).

4. BASE RENT FOR THE PREMISES. The monthly Base Rent for the Demised Premises during the Third Extended Term shall be as follows:

MONTHS	RATE PER SQ. FT. PER MONTH	MONTHLY BASE RENT
9/1/07 - 8/31/08	$2.2000	$6,881.60
9/1/08 - 8/31/09	$2.2770	$7,122.46

5. BASE TAXES. As of September 1, 2007, Base Taxes for the Demised Premises shall mean Taxes for the calendar year 2008.

6. BASE OPERATING COSTS. As of September 1, 2007, Base Operating Costs for the Demised Premises shall mean Operating Costs for the calendar year 2008.

7. TENANT IMPROVEMENTS. On or before September 30, 2007, Landlord shall shampoo and detail clean the existing flooring in the Demised Premises at Landlord’s sole cost and expense. Other than the foregoing, Landlord shall have no obligation to prepare the Demised Premises for Tenant’s continued occupancy during the Third Extended Term.

8. OPTION TO EXTEND TERM. All options to extend the term of the Lease Agreement, if any, set forth in the Lease Agreement are hereby deleted in their entirety, including, without limitation, Article 43 of the First Amendment, and replaced by the Option to Extend the Term described in this Section 8 of this Fourth Amendment. Provided Tenant has cured any default of the Lease Agreement in the prescribed time and manner described in the Lease Agreement at any time from the time Tenant exercises the option as set forth herein until such time as such extended term commences, Tenant shall have one (1) option to extend the term (“Option to Extend the Term”) of this Lease Agreement for an additional period of twenty-four (24) months (“Additional Extended Term”) immediately following the expiration date of the Third Extended Term. To exercise this option, Tenant must give written notice to Landlord at least six (6) months, but not more than twelve (12) months, prior to the expiration date of the Third Extended Term. Time is agreed to be of the essence with respect to this notice requirement.

In the event Tenant effectively exercises such option, the annual base rent (“Annual Base Rent”) for the Demised Premises over the Additional Extended Term shall be the then fair market rental rate per rentable square foot of the Demised Premises per annum as determined by Landlord. Landlord shall advise Tenant in writing of the then fair market rental rate for the Demised Premises. As used herein, “fair market rental rate” shall mean the annual rate per rentable square foot that Landlord could reasonably expect to obtain from a third party desiring to lease the Demised Premises within the Empire Towers office complex for the Additional Extended Term, taking into account all allowances, concessions and commissions. If Tenant accepts Landlord’s statement of such fair market rental rate in writing within thirty (30) days of receipt of Landlord’s statement of the same, the Base Taxes and Base Operating Costs during the Additional Extended Term shall be the actual Taxes and Operating Costs for calendar year two thousand ten (2010). If Tenant objects to the fair market rental rate submitted by Landlord within such thirty day period, Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days thereafter, then either Landlord or Tenant may terminate the Option to Extend the Term upon written notice to the other party.

Notwithstanding the fair market rental rate determined as provided herein, in no event will the Annual Base Rent payable during the first year of the Additional Extended Term be less than the Annual Base Rent payable during the last year of the Third Extended Term. The Annual Base Rent payable during the second year of the Additional Extended Term shall be increased by an amount equal to three and one-half percent (3.5%) of the Annual Base Rent payable during the first year of the Additional Extended Term.

The Option to Extend the Term may only be exercised as to the entire Demised Premises and any attempt to exercise the Option to Extend the Term as to any portion of the Demised Premises, but not as to the entire Demised Premises, shall be null and void.

The Option to Extend the Term shall be personal to the original Tenant hereunder named Kaiser Venture, LLC and shall be immediately null and void and of no effect if such original Tenant assigns the Lease Agreement with or without Landlord’s consent in accordance with Article VI of the Lease Agreement.

Except as otherwise provided in this Article, all of the covenants, terms and conditions of this Lease Agreement shall apply in full force and effect during the Additional Extended Term except that (i) any financial incentives; (ii) any construction work; (iii) any options to reduce, extend, expand, terminate; and (iv) any rights of first refusal, offer or negotiation previously provided to Tenant shall not be applicable to the Additional Extended Term.

Prior to the first day of the Additional Extended Term, Landlord shall prepare and Landlord and Tenant shall execute an amendment to the Lease Agreement for the purpose of confirming the above.

9. NO BROKERS. Landlord represents and warrants to Tenant, and Tenant represents and warrants to Landlord, that no broker, leasing agent or finder has been engaged by it in connection with any of the transactions contemplated by this Fourth Amendment, or to its knowledge is in any way connected with any of such transactions. In the event of any claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Lease other than by Landlord’s Broker (if any) or Tenant’s Broker (if any), Tenant shall indemnify, save harmless and defend Landlord from and against such claims if they shall be based upon any statement or representation or agreement made by Tenant, and Landlord shall indemnify, save harmless and defend Tenant if such claims shall be based upon any statement, representation or agreement made by Landlord.

10. NO DEFAULTS. To Tenant’s actual knowledge, (i) there are no defaults of Landlord or Tenant under the Lease Agreement or any existing conditions, which upon giving notice or lapse of time or both would constitute a default under the Lease Agreement and (ii) there are no offsets or credits against the payment of rent due under the Lease Agreement.

11. AUTHORITY. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bond such party to the terms of this Fourth Amendment.

12. EFFECTIVE OF FOURTH AMENDMENT, AFFIRMATION OF LEASE AGREEMENT. Except for any financial incentives or construction work previously provided Tenant and except as specifically amended and modified by this Fourth Amendment, the Lease Agreement is hereby affirmed and remains in full force and effect. In the event of any conflict between the terms of this Fourth Amendment and the Lease Agreement, the terms and conditions of this Fourth Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the date set forth opposite their respective signatures below.

LANDLORD:

GRE EMPIRE TOWERS LP,
a Delaware limited partnership

By:	CIP Real Estate,
a California corporation
Its Investment Manager

	By:	/s/ Katie McKenna
Katie McKenna
Authorized Signatory

Date:	November 13, 2006

TENANT:

KAISER VENTURES, LLC,
a Delaware limited liability company

By:	/s/ Terry L. Cook
	Name:	Terry L. Cook

	Its:	Executive V.P. & General Counsel

Date:	November 13, 2006